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                                                                      Exhibit 12
                                                                      ----------

               PPG INDUSTRIES, INC. AND CONSOLIDATED SUBSIDIARIES
               Computation of Ratio Of Earnings to Fixed Charges
                             (Dollars in Millions)

                                                                                                                     Nine Months
                                                                       Year Ended December 31,                          Ended
                                                           -------------------------------------------------
                                                            1996      1997       1998      1999      2000        September 30, 2001
                                                            ----      ----       ----      ----      ----        ------------------
Earnings:
      Earnings before income taxes and net earnings in
        equity affiliates                                 $ 1,221   $ 1,165    $ 1,264   $   945   $   978              $      513
      Plus:
          Fixed charges exclusive of capitalized interest     118       128        135       164       217                     165
          Amortization of capitalized interest                 13        13         12        10        10                       7
          Adjustments for equity affiliates                    15        14         16        16        20                      25
                                                          -------------------------------------------------------------------------
                       Total                              $ 1,367   $ 1,320    $ 1,427   $ 1,135   $ 1,225              $      710
                                                          =========================================================================

Fixed Charges:
      Interest expense including amortization of debt
        discount/premium and debt expense                 $    96   $   105    $   110    $  133   $   177              $      137
      Rentals - portion representative of interest             22        23         25        31        40                      28
                                                          ------------------------------------------------------------------------
      Fixed charges exclusive of capitalized interest         118       128        135       164       217                     165
      Capitalized interest                                     12        10          9        11        16                      10
                                                          ------------------------------------------------------------------------
                      Total                               $   130   $   138    $   144    $  175   $   233              $      175
                                                          ========================================================================

Ratio of earnings to fixed charges                           10.5       9.6        9.9       6.5       5.3                     4.1
                                                          ========================================================================